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{NEED KPMG CONSENT}

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Alcide Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-85974 and 333-00909) on Form S-8 of Alcide Corporation of our report dated June 28, 2002, with respect to the consolidated balance sheet of Alcide Corporation as of May 31, 2002 and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended, which report appears in the May 31, 2002, annual report on Form 10-K of Alcide Corporation. Our report refers to a change in the method of accounting for purchased goodwill and certain intangibles in fiscal year 2002.

/s/ KPMG LLP

Seattle, Washington
August 29, 2002

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  Exhibit 23.1